Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

HOUSTON, August 10, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter of 2006, which included the following highlights:

Results for the Second Quarter 2006 --

•	Production of 2.42 Bcfe.

•	Revenue of $16.5 million.

•	Net Income of $2.6 million.

•	EBITDA, as defined below, of $12.0 million.

Revenues for the three months ended June 30, 2006 were $16.5 million, one percent higher than the $16.4 million during the quarter ended June 30, 2005. The increase in revenues was primarily driven by moderately higher production, partially offset by lower realized natural gas prices. Production volumes during the three months ended June 30, 2006 were 2.42 Bcfe, three percent higher compared to 2.35 Bcfe during the second quarter of 2005. Carrizo’s average oil sales price increased 21 percent to $66.99 per barrel compared to $55.32 per barrel during the second quarter of 2005, while the average natural gas sales price decreased four percent to $6.29 per Mcf compared to $6.56 per Mcf in the second quarter of 2005. The above prices exclude the cash effect of hedging activities - prices, including the cash effect of hedges, are presented in the table below.

The Company reported net income of $2.6 million, or $0.11 and $0.10 per basic and diluted share, respectively, for the three months ended June 30, 2006, as compared to $4.5 million, or $0.20 and $0.19 per basic and diluted share, respectively, for the same quarter during 2005. Excluding the $0.4 million non-cash, after-tax benefit, comprised of the market-to-market unrealized gain of $1.0 million on derivatives, the stock compensation expense of $0.4 million and the $0.2 million loss on early extinguishment of debt, net income for the quarter ended June 30, 2006 was $2.2 million, or $0.09 per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the second quarter of 2006 was $12.0 million, or $0.49 and

$0.48 per basic and diluted share, respectively, as compared to $11.8 million, or $0.51 and $0.49 per basic and diluted share, respectively, during the second quarter of 2005.

Lease operating expenses (excluding production taxes) increased to $2.9 million during the three months ended June 30, 2006 as compared to $1.6 million for the second quarter of 2005, largely due to the increased well count of the Barnett Shale wells, higher workover expenses, higher costs of oilfield services and increased ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $6.6 million during the three months ended June 30, 2006 ($2.72 per Mcfe) as compared to $5.0 million ($2.14 per Mcfe) during the second quarter of 2005. The increase in DD&A expense was due primarily to an increase in the DD&A rate primarily due to additions to the proved property cost base.

General and administrative expenses (“G&A”) increased to $2.5 million during the three months ended June 30, 2006 from $1.7 million during the same quarter of 2005. The increase in G&A was due primarily to $0.4 million for higher salary costs (due to salary raises and increased headcount) and $0.4 million for increased contract labor costs to cover certain accounting staff vacancies and support the continued phase-in of our integrated software system.

Non-cash stock-based compensation expense was $0.6 million ($0.4 million after tax) for the three months ended June 30, 2006.

The net gain on derivatives was $3.0 million during the three months ended June 30, 2006, comprised of (1) $1.6 million ($1.0 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives ($1.3 million on oil and gas derivatives and $0.3 million on interest rate swaps) and (2) the $1.4 million gain for cash settled derivatives ($1.2 million for oil and gas derivatives and $0.2 million on interest rate swaps).

Loss on the early extinguishment of debt was $0.3 million ($0.2 million after tax) in connection with the Company’s refinancing of its first lien credit facility in May 2006. After the refinancing, the Company’s borrowing base was increased to $40 million from $22.5 million. On August 1, 2006, the borrowing base was increased to $50 million and the outstanding balance of $20.0 million was repaid.

Interest expense, net of amounts capitalized, was $2.2 million for the three months ended June 30, 2006 compared to $0.5 million for the three months ended June 30, 2005. The increase is attributable to the higher debt level following the Company’s July 2005 refinancing and additional borrowings under the Senior Secured Credit Facility beginning in May 2006, and in part to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization) in each period. Starting in the fourth quarter 2005, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of our unproved property balance.

Second quarter 2006 production was 0.35 Bcfe below the Company’s first quarter 2006 production of 2.77 Bcfe, largely due to mechanical problems with the Galloway #1 and the Delta

Farms #1, natural declines and pipeline infrastructure delays in connecting several new wells in the Barnett Shale area. The replacement well for the Delta Farms #1 has been drilled and logged 42 feet of pay in the main objective. The Galloway #1 has a workover in progress to repair the liner. The Cimarex operated second well in the Galloway area went to sales in mid-July at 16 MMcfe/d. Carrizo has a 30% working interest. Three new Barnett Shale wells have commenced sales since July 1st and four more should begin sales within one week.

Results for the Six Months Ended June 30, 2006 --

•	Production of 5.19 Bcfe.

•	Revenue of $38.4 million.

•	Net Income of $9.2 million.

•	EBITDA, as defined below, of $28.2 million.

Revenues for the six months ended June 30, 2006 were $38.4 million, 21 percent higher than the $31.6 million during the six months ended June 30, 2005. The increase in revenues was primarily driven by higher production and higher realized oil and natural gas prices. Production volumes during the six months ended June 30, 2006 were 5.19 Bcfe, 11 percent higher compared to 4.70 Bcfe during the first half of 2005. Carrizo’s average natural gas sales price increased nine percent to $6.92 compared to $6.33 per Mcf in the same period of 2005, and the average oil sales price increased 20 percent to $63.72 per barrel from $52.89 per barrel during the first half of 2005. The above prices exclude the cash effect of hedging activities - prices, including cash effect of hedges, are presented in the table below.

The Company reported net income of $9.2 million, or $0.38 and $0.37 per basic and diluted share, respectively, for the six months ended June 30, 2006, as compared to $5.0 million, or $0.22 and $0.21 per basic and diluted share, respectively, for the same period during 2005. Excluding the $2.7 million non-cash, after-tax benefit, comprised of the market-to-market unrealized gain of $3.6 million on derivatives, the stock compensation expense of $0.7 million and the $0.2 million loss on early extinguishment of debt, net income for the six months ended June 30, 2006 was $6.5 million, or $0.27 and $0.26, respectively, per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first half of 2006 was $28.2 million, or $1.16 and $1.13 per basic and diluted share, respectively, as compared to $22.4 million, or $0.98 and $0.95 per basic and diluted share, respectively, during the first half of 2005.

Lease operating expenses (excluding production taxes) increased to $5.3 million during the six months ended June 30, 2006 as compared to $2.9 million for the same period of 2005, largely due to the increased well count of the Barnett Shale wells, higher workover expenses, higher costs of oilfield services and higher ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $14.0 million during the six months ended June 30, 2006 ($2.70 per Mcfe) as compared to $9.7 million ($2.06 per Mcfe) during the same period of 2005. The increase in DD&A expense was due to an increase in the DD&A rate primarily due to additions to the proved property cost base.

General and administrative expenses (“G&A”) increased to $6.2 million during the six months ended June 30, 2006 from $4.3 million during the same period of 2005. The increase in G&A was due primarily to higher incentive compensation and base salary costs of $0.7 million, increased contract labor costs of $0.8 million to cover certain accounting staff vacancies and to support the continued phase-in of our new integrated software system and $0.2 million in higher audit fees related to the Company’s financial restatement for mark-to-market accounting on derivatives.

Non-cash stock-based compensation expense was $1.2 million ($0.8 million after tax) for the six months ended June 30, 2006.

The net gain on derivatives was $8.4 million during the six months ended June 30, 2006, comprised of (1) $5.6 million ($3.6 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives ($4.6 million on oil and gas derivatives and $1.0 million on interest rate swaps) and (2) the $2.8 million for cash settled gains ($2.5 million for oil and gas derivatives and $0.3 million on interest rate swaps).

Loss on the early extinguishment of debt was $0.3 million ($0.2 million after tax) in connection with the Company’s refinancing of its first lien credit facility in May 2006. After the refinancing, the Company’s borrowing base was increased to $40 million from $22.5 million. On August 1, 2006, the borrowing base was increased to $50 million and the outstanding balance of $20.0 million was repaid.

Interest expense, net of amounts capitalized, was $4.4 million for the six months ended June 30, 2006 compared to $1.1 million for the same period in 2005. The increase is attributable to the higher debt level following the Company’s July 2005 refinancing and additional borrowings under the Senior Secured Credit Facility beginning in May 2006, and in part to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization) in each period. Starting in the fourth quarter 2005, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of our unproved property balance.

S.P. Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We are excited about the progress we are making in expanding our acreage position in the other Shale plays, now over 200,000 net acres, and in defining the Company’s upside potential with Barnett Shale downspacing. We are also preparing to drill horizontal Barnett Shale wells in “Tier 2” Erath County, Texas and high potential “core” wells in southeast Tarrant County, Texas.

“In the Floyd Shale in Mississippi, where we have leased over 100,000 net acres, we have begun our planned 3-D survey. We hope to finish acquiring the 3-D data in September and drill a horizontal well in the fourth quarter.

“The additional $33.7 million of proceeds from our recent equity placement along with the continued growth in our borrowing base availability, currently $50 million with zero drawn, should provide the liquidity needed to execute our capital expenditure program in 2006 and into 2007. We hope to add a fourth Barnett Shale drilling rig in the fourth quarter.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including high potential wells, liquidity for 2006 and beyond, timing of acquisition of 3-D data for and drilling of a Floyd Shale well, timing of commencement of sales of new Barnett Shale wells, potential effects or timing, cash flow, the expected timing of drilling of additional wells, completion and impact of pipelines, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2006	2005	2006	2005

Oil and natural gas revenues	$16,476,507	$16,350,297	$38,393,267	$31,599,752

Costs and expenses:
Lease operating expenses	2,940,257	1,590,038	5,254,060	2,855,348
Production tax	689,564	1,003,249	1,833,441	1,973,354
Depreciation, depletion and amortization	6,597,768	5,011,320	14,035,997	9,689,158
General and administrative expenses	2,513,836	1,709,227	6,162,183	4,309,681
Accretion expense related to asset retirement obligations	79,056	17,530	158,112	35,060
Stock-based compensation expense	629,824	54,322	1,188,917	1,030,102

Total costs and expenses	13,450,305	9,385,686	28,632,710	19,892,703

Operating income	3,026,202	6,964,611	9,760,557	11,707,049

Mark-to-market gain (loss) on derivatives, net	1,553,039	1,212,492	5,569,428	(724,981)
Realized gain (loss) on derivatives, net	1,477,019	(29,834)	2,833,611	178,897
Equity in income (loss) on Pinnacle Gas Resources, Inc.	-	(199,879)	34,914	(1,267,394)
Loss on extinguishment of debt	(281,980)	-	(281,980)	-
Other income and expenses, net	168,952	(226,953)	173,785	(218,532)
Interest income	279,406	31,466	644,438	75,571
Interest expense, net of amounts capitalized	(2,178,085)	(537,371)	(4,375,263)	(1,145,835)

Income before income taxes	4,044,553	7,214,532	14,359,490	8,604,775

Income tax expense	1,473,572	2,678,210	5,137,540	3,587,174

Net income available to common shares	$2,570,981	$4,536,322	$9,221,950	$5,017,601

EBITDA (see table below)	$11,978,821	$11,790,996	$28,150,979	$22,421,734

Basic net income per common share	$0.11	$0.20	$0.38	$0.22

Diluted net income per common share	$0.10	$0.19	$0.37	$0.21

Basic weighted average common shares outstanding	24,214,334	23,186,292	24,190,699	22,845,775

Diluted weighted average common shares outstanding	24,970,557	23,919,850	24,908,060	23,658,179

______________________________
(A) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(4,593,985)	$(1,773,880)	(8,868,697)	(3,370,415)
Capitalized interest	2,415,900	1,236,509	4,493,434	2,224,580

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/2006	12/31/05
	(unaudited)
ASSETS:
Cash and cash equivalents	$13,792,015	$28,724,993
Other current assets	26,133,246	31,459,236
Property and equipment, net	368,654,647	314,074,507
Other assets	5,648,168	6,156,559
Investment in Pinnacle Gas Resources, Inc.	2,771,266	2,687,199

TOTAL ASSETS	$416,999,342	$383,102,494

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$46,294,251	$46,778,992
Fair value of derivative financial instruments	-	1,563,059
Current maturities of long-term debt	1,510,496	1,534,989
Long-term notes payable	167,005,122	147,759,355
Deferred income taxes	28,948,866	24,550,569
Other liabilities	4,383,892	5,530,801
Equity	168,856,715	155,384,729

TOTAL LIABILITIES AND EQUITY	$416,999,342	$383,102,494

Income tax expense for the three-month periods ended June 30, 2006 and 2005 include a $1,347,360 and
$2,595,044, respectively, provision for deferred income taxes and a $126,212 and $83,166, respectively, provision for currently payable franchise taxes.

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Reconciliation of Net Income to EBITDA	JUNE 30,		JUNE 30,
	2006	2005	2006	2005

Net Income	$2,570,981	$4,536,322	$9,221,950	$5,017,601

Adjustments:
Depreciation, depletion and amortization	6,597,768	5,011,320	14,035,997	9,689,158
Unrealized mark-to-market (gain) loss on derivatives	(1,553,039)	(1,212,492)	(5,569,428)	724,981
Loss on extinguishment of debt	281,980	-	281,980	-
Interest expense, net of amounts capitalized and interest income	1,898,679	505,905	3,730,825	1,070,264
Income tax expense	1,473,572	2,678,210	5,137,540	3,587,174
Equity in Pinnacle Gas Resources, Inc.	-	199,879	(34,914)	1,267,394
Stock based compensation expense	629,824	54,322	1,188,917	1,030,102
Accretion expense related to asset retirement obligations	79,056	17,530	158,112	35,060

EBITDA, as defined	$11,978,821	$11,790,996	$28,150,979	$22,421,734

EBITDA per basic common share	$0.49	$0.51	$1.16	$0.98

EBITDA per diluted common share	$0.48	$0.49	$1.13	$0.95

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	42,645	60,326	110,132	125,110
Natural gas (Mcf)	2,165,498	1,983,450	4,532,741	3,949,408
Natural gas equivalent (Mcfe)	2,421,368	2,345,406	5,193,533	4,700,068

Average sales prices-

Oil and condensate (per Bbl)	$66.99	$55.32	$63.72	$52.89
Oil and condensate (per Bbl) - with hedge impact	$66.35	$55.07	$63.47	$52.78
Natural gas (per Mcf)	$6.29	$6.56	$6.92	$6.33
Natural gas (per Mcf) - with hedge impact	$6.88	$6.55	$7.49	$6.37
Natural gas equivalent (per Mcfe)	$6.80	$6.97	$7.39	$6.72

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